Fresh Del Monte Produce Inc.
Fresh Del Monte Produce Inc. Reports First Quarter 2021 Financial Results

CORAL GABLES, FL. - May 5, 2021 - Fresh Del Monte Produce Inc. (NYSE: FDP), ("Fresh Del Monte" or the "Company") today reported financial results for the first quarter ended April 2, 2021.

Financial highlights for the first quarter of 2021:

•Gross profit was $105.0 million for the first quarter of 2021, which represents an increase of 53%, compared with the prior year period, and gross profit margin increased to 10% in the first quarter of 2021, compared with 6% in the prior year period;
•FDP net income(1) for the first quarter of 2021 was $42.7 million, compared with $13.0 million in the prior year period, and Diluted EPS(2) was $0.90 for the first quarter of 2021, compared with $0.27 in the prior year period;
•Adjusted Diluted EPS(3) was $0.88 for the first quarter of 2021, compared with $0.34 in the prior year period; and
•Adjusted EBITDA(3) was $82.3 million for the first quarter of 2021, compared with $51.0 million in the prior year period.

“Despite slightly lower net sales resulting from the continued impact of COVID-19 restrictions on our foodservice customers, and the reduced supply of fruit due to the two hurricanes in Guatemala in the fourth quarter of 2020, we generated strong results," said Mohammad Abu-Ghazaleh, Chairman and Chief Executive Officer. "We remained focused on creating greater efficiencies and controlling costs throughout our operations.”

Net sales for the first quarter of 2021 decreased $29.7 million, compared with the prior year period which was primarily due to lower net sales in the Company's fresh and value-added and banana business segments, partially offset by higher sales in the Company's other products and services business segment. The overall decrease in net sales was driven by:
•The continued negative effect of the COVID-19 pandemic on the Company's foodservice distribution channel which the Company estimates reduced net sales by $19.4 million in the first quarter of 2021.
•The negative impact on fruit supply due to hurricanes Eta and Iota which drastically impacted the Company's production areas in Guatemala in the fourth quarter of 2020.
Gross profit for the first quarter of 2021 increased $36.5 million, or 53% and Adjusted Gross profit(3), which primarily excludes the impact of inclement weather in South America, increased $30.1 million or 39%, compared with the prior year period. The increase was driven by higher gross profit in all of the Company's business segments.
Operating income for the first quarter of 2021 increased $41.9 million and Adjusted Operating income(3) increased $33.7 million, compared with the prior year period. The increase in operating income was primarily due to higher gross profit and lower selling, general and administrative expenses.
FDP net income for the first quarter of 2021 increased 228% and Adjusted FDP Net income(3) increased 154%, compared with the prior year period. The increase was primarily the result of higher operating income.
Adjusted EBITDA(3) for the first quarter of 2021 increased 61%, and the Adjusted EBITDA margin(3) increased 300 basis points, compared with the prior year period.

(1) FDP net income as referenced throughout this release is defined as Net income attributable to Fresh Del Monte Produce Inc.
(2) Diluted EPS represents diluted earnings per share and is calculated as FDP net income divided by diluted weighted average shares.
(3) Non-GAAP financial measure. Reconciliations and other information required by Regulation G can be found below under "Non-GAAP Measures."

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Fresh Del Monte Produce Inc.

First Quarter 2021 Business Segment Performance and Selected Financial Data
(As reported in business segment data)

	Fresh Del Monte Produce Inc. and Subsidiaries
	Business Segment Data
	(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	April 2, 2021				March 27, 2020
Segment Data:
	Net Sales		Gross Profit		Net Sales		Gross Profit

Fresh and value-added products	$631.0	58%	$51.6	49%	$660.9	59%	$42.5	62%
Banana	418.2	38%	49.2	47%	427.0	38%	24.5	36%
Other products and services	39.1	4%	4.2	4%	30.1	3%	1.5	2%
	$1,088.3	100%	$105.0	100%	$1,118.0	100%	$68.5	100%

Fresh and Value-Added Products
Net sales for the first quarter of 2021 decreased 5%, compared with the prior year period. The Company has estimated the COVID-19 pandemic impacted net sales in the fresh and value-added products segment by $19.4 million in the first quarter of 2021. The primary drivers of the variance in net sales were:
•Lower net sales in the Company's melon product line, primarily the result of lower volumes from production areas in Guatemala due to the hurricanes in the fourth quarter of 2020.
•Lower net sales in its fresh-cut vegetable and vegetable product lines, mainly as a result of lower demand in the Company's foodservice distribution channel driven by the COVID-19 pandemic.
•Lower net sales in the Company's avocado product line, primarily due to lower per unit sales prices, as a result of normalized industry supplies in the market, offset by a 12% increase in sales volume.
•Higher net sales in its pineapple product line, primarily due to a 22% increase in sales volume. Sales volumes in the first quarter of 2020 were negatively impacted by adverse weather conditions and the COVID-19 pandemic.
•Higher net sales in its prepared food products line, primarily due to higher per unit sales prices.

Gross profit for the first quarter of 2021 increased 21%, compared with the prior year period. The primary drivers of the variance in gross profit were:
•Increased gross profit in the Company's melon product line, primarily in North America due to higher per unit sales prices and lower ocean freight costs, partially offset by higher per unit product costs as a result of lower volumes due to the two hurricanes in the fourth quarter of 2020.
•Increased gross profit in its prepared food products line, primarily due to higher net sales.
•Increased gross profit in the Company's avocado product line, primarily from lower per unit procurement and production costs from its Mexico packing plant.
•Increased gross profit in its pineapple product line, primarily due to higher sales volumes.
•Decreased gross profit in the Company's fresh-cut vegetable and vegetable product lines, primarily in its Mann Packing business driven by higher per unit product costs as a result of lower sales volume.
•Decreased gross profit in the Company's non-tropical fruit product line, primarily due to severe rainstorms in Chile, resulting in $3.1 million in inventory write-offs.
Adjusted Gross profit(3) in the fresh and value-add products segment for the first quarter of 2021 increased 9%, compared with the prior year period.

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Fresh Del Monte Produce Inc.

First Quarter 2021 Business Segment Performance and Selected Financial Data (continued)
(As reported in business segment data)

Banana
Net sales for the first quarter of 2021 decreased 2%, compared with the prior year period, principally due to lower net sales in North America and the Middle East, partially offset by higher net sales in Asia. Worldwide banana sales volume decreased 8% while pricing increased 7%.
Gross profit for the first quarter of 2021 increased 101%, compared with the prior year period, the primary drivers of the variance were:
•Higher per unit sales prices in North America and Europe and lower per unit ocean freight costs.
•Insurance recoveries of an additional $2.5 million associated with the storms in Guatemala.
Adjusted Gross profit(3) in the banana business segment for the first quarter of 2021 increased 93%, compared with the prior year period.
Cash Flows
Net cash provided by operating activities for the first quarter of 2021 was $46.8 million, compared with net cash provided by operating activities of $2.2 million in the prior year period, an increase of $44.6 million. The increase was primarily attributable to higher net income and higher balances of accounts payable and accrued expenses, principally due to the Company's optimization efforts associated with working capital.
Total Debt
Total debt decreased from $542.0 million at the end of 2020 to $534.3 million at the end of the first quarter of 2021.
Quarterly Cash Dividend
The Company's Board of Directors declared a quarterly cash dividend of ten cents $(0.10) per share, payable on June 11, 2021 to shareholders of record on May 19, 2021.
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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(U.S. dollars in millions, except share and per share data) - (Unaudited)

	Quarter ended

Statement of Operations:	April 2, 2021	March 27, 2020
Net sales	$1,088.3	$1,118.0
Cost of products sold	981.7	1,041.5
Other product-related charges	1.6	8.0
Gross profit	105.0	68.5

Selling, general and administrative expenses	48.9	52.7
Gain on disposal of property, plant and equipment, net	2.7	0.2
Asset impairment and other (credits) charges, net	(0.9)	(1.8)
Operating income	59.7	17.8

Interest expense, net	5.2	5.3
Other expense (income), net	2.1	(0.8)

Income before income taxes	52.4	13.3

Provision for income taxes	11.0	0.3
Net income	$41.4	$13.0

Less: Net loss attributable to redeemable and noncontrolling interests	(1.3)	—
Net income attributable to Fresh Del Monte Produce Inc.	$42.7	$13.0

Earnings per share(1):
Basic	$0.90	$0.27

Diluted	$0.90	$0.27

Dividends declared per ordinary share	$0.10	$0.10

Weighted average number of ordinary shares:
Basic	47,427,962	48,011,398
Diluted	47,539,871	48,152,965

(1) Earnings per share ("EPS") is calculated based on Net income attributable to Fresh Del Monte Produce Inc.
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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(U.S. dollars in millions) - (Unaudited)

	April 2, 2021	January 1, 2021

Assets
Current assets:
Cash and cash equivalents	$26.4	$16.5
Trade and other accounts receivable, net	502.6	435.2
Inventories, net	513.4	507.7
Other current assets	57.0	52.9
Total current assets	1,099.4	1,012.3

Investment in and advances to unconsolidated companies	1.9	1.9
Property, plant and equipment, net	1,419.1	1,420.3
Operating lease right-of-use assets	168.6	170.5
Goodwill	424.0	424.0
Intangible assets, net	148.4	150.4
Other noncurrent assets	162.0	163.9
Total assets	$3,423.4	$3,343.3

Liabilities and shareholders' equity
Current liabilities:
Accounts payable and accrued expenses	$554.1	$511.8
Current maturities of debt and finance leases	0.2	0.2
Current maturities of operating leases	26.7	28.8
Other current liabilities	17.7	14.0
Total current liabilities	598.7	554.8

Long-term debt and finance leases	534.1	541.8
Operating leases, less current maturities	115.1	114.4
Other noncurrent liabilities	317.1	332.4
Total liabilities	1,565.0	1,543.4

Redeemable noncontrolling interest	49.5	50.2

Total Fresh Del Monte Produce Inc. shareholders' equity	1,787.8	1,728.0
Noncontrolling interests	21.1	21.7
Total shareholders' equity	1,808.9	1,749.7
Total liabilities, redeemable noncontrolling interest and shareholders' equity	$3,423.4	$3,343.3

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(U.S. dollars in millions) - (Unaudited)
	Quarter ended
	April 2, 2021	March 27, 2020
Operating activities:
Net income	$41.4	$13.0
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization	23.8	23.6
Amortization of debt issuance costs	0.1	0.1
Asset impairments	—	0.9
Share-based compensation expense	1.6	2.6
Deferred income taxes	(0.5)	(0.2)
Gain on disposal of property, plant and equipment, net	(2.7)	(0.2)
Foreign currency translation adjustment	0.7	(0.8)
Other	0.8	0.1
Changes in operating assets and liabilities:
Receivables	(69.6)	(46.8)
Inventories	(6.7)	(12.3)
Prepaid expenses and other current assets	4.2	(2.0)
Accounts payable and accrued expenses	57.5	25.9
Other noncurrent assets and liabilities	(3.8)	(1.7)
Net cash provided by operating activities	46.8	2.2

Investing activities:
Capital expenditures	(33.6)	(16.6)
Proceeds from sales of property, plant and equipment	2.9	0.4
Cash received from derivatives not designated as hedges	4.6	—
Other investing activities	0.2	0.1
Net cash used in investing activities	(25.9)	(16.1)

Financing activities:
Net (repayments) borrowings on debt	(7.7)	11.7
Distributions to noncontrolling interests, net	(0.9)	(0.8)
Net payments related to share-based awards	(0.3)	(0.4)
Dividends paid	(4.7)	(4.8)
Repurchase and retirement of ordinary shares	—	(7.8)
Other financing activities	0.9	2.3
Net cash (used in) provided by financing activities	(12.7)	0.2

Effect of exchange rate changes on cash	1.7	1.1

Net increase (decrease) in cash and cash equivalents	9.9	(12.6)
Cash and cash equivalents, beginning	16.5	33.3
Cash and cash equivalents, ending	$26.4	$20.7

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Fresh Del Monte Produce Inc.

Non-GAAP Measures
The Company's results are determined in accordance with U.S. generally accepted accounting principles (GAAP). Certain information presented in this press release reflects adjustments to GAAP measures such as amounts related to restructuring, asset impairment and other (credits) charges, net, gain on disposal of property, plant and equipment, net, other product-related charges and certain other non-recurring items, if any. These adjustments result in non-GAAP financial measures and are referred to in this press release as Adjusted Gross profit, Adjusted Operating income, Adjusted FDP Net income, and Adjusted Diluted EPS. Management believes these adjustments provide a more comparable analysis of the underlying operating performance of the business.
This press release also includes non-GAAP measures such as EBITDA, Adjusted EBITDA, EBITDA margin, and Adjusted EBITDA margin. EBITDA is defined as net income attributable to Fresh Del Monte Produce Inc. excluding interest expense, net, provision for income taxes, depreciation and amortization, and share-based compensation expense. Adjusted EBITDA represents EBITDA with additional adjustments for non-recurring items. EBITDA margin represents EBITDA as a percentage of net sales, and adjusted EBITDA margin represents adjusted EBITDA as a percentage of net sales.
Adjusted Gross profit, Adjusted Operating income, Adjusted FDP Net income, and Adjusted EBITDA provide the Company with an understanding of the results from the primary operations of its business. The Company uses these metrics because management believes they provide more comparable measures to evaluate period-over-period operating performance since they exclude special items that are not indicative of the Company's core business or operations. These measures may be useful to an investor in evaluating the underlying operating performance of the Company's business because these measures:

1.Are used by investors to measure a company's comparable operating performance;
2.Are financial measurements that are used by lenders and other parties to evaluate creditworthiness; and
3.Are used by the Company's management for various purposes, including as measures of performance of its operating entities, as a basis of strategic planning and forecasting, and in certain cases as a basis for incentive compensation.

Because all companies do not use identical calculations, the Company's presentation of these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies. Reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures are provided in the financial tables that accompany this release.

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Non-GAAP Reconciliation
(U.S. dollars in millions, except per-share amounts) - (Unaudited)

	Quarter ended
	April 2, 2021				March 27, 2020
	Gross profit	Operating income	Net income attributable to Fresh Del Monte Produce Inc.	Diluted EPS	Gross profit	Operating income	Net income attributable to Fresh Del Monte Produce Inc.	Diluted EPS
As reported	$105.0	$59.7	$42.7	$0.90	$68.5	$17.8	$13.0	$0.27
Adjustments:
Other product-related charges (1)	1.6	1.6	1.6	0.03	8.0	8.0	8.0	0.17
Asset impairment and other (credits) charges, net (2)	—	(0.9)	(0.9)	(0.02)	—	(1.8)	(1.8)	(0.04)
(Gain) on disposal of property, plant and equipment, net (3)	—	(2.7)	(2.7)	(0.05)	—	(0.2)	(0.2)	—
Other adjustments (4)	—	—	—	—	—	0.2	0.2	—
Tax effects of all adjustments and other tax-related items (5)	—	—	0.9	0.02	—	—	(2.8)	(0.06)
As adjusted	$106.6	$57.7	$41.6	$0.88	$76.5	$24.0	$16.4	$0.34

	Fresh Del Monte Produce Inc. and Subsidiaries
	Segment Gross Profit Non-GAAP Reconciliation
	(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	April 2, 2021			March 27, 2020
	Fresh and value-added products	Banana	Other products and services	Fresh and value-added products	Banana	Other products and services
Gross profit (as reported)	$51.6	49.2	4.2	$42.5	$24.5	$1.5
Adjustments:
Other product-related charges (1)	3.1	(1.5)	—	7.6	0.2	0.2
Adjusted Gross profit	$54.7	$47.7	$4.2	$50.1	$24.7	$1.7

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Reconciliation of EBITDA and Adjusted EBITDA
(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	April 2, 2021	March 27, 2020
Net income attributable to Fresh Del Monte Produce Inc.	$42.7	$13.0
Interest expense, net	5.2	5.3
Provision for income taxes	11.0	0.3
Depreciation & amortization	23.8	23.6
Share-based compensation expense	1.6	2.6
EBITDA	$84.3	$44.8

Adjustments:
Other product-related charges (1)	1.6	8.0
Asset impairment and other (credits) charges, net (2)	(0.9)	(1.8)
(Gain) on disposal of property, plant and equipment, net (3)	(2.7)	(0.2)
Other adjustments (4)	—	0.2
Adjusted EBITDA	$82.3	$51.0

Net sales	$1,088.3	$1,118.0

EBITDA margin(a)	7.7%	4.0%
(a) Calculated as EBITDA as a percentage of net sales.

Adjusted EBITDA margin(b)	7.6%	4.6%
(b) Calculated as Adjusted EBITDA as a percentage of net sales.

(1)Other product-related charges for the quarter ended April 2, 2021 primarily related to $3.1 million in inventory write-offs of non-tropical fruit resulting from inclement weather in Chile. Partially offsetting the inventory write-offs is a $2.5 million insurance recovery associated with damages to the Company's Guatemala banana operations caused by two hurricanes in the fourth quarter of 2020. Other product-related charges for the quarter ended March 27, 2020 included $8.0 million of inventory write-offs associated with the COVID-19 pandemic, primarily related to the fresh and value-added products segment. The COVID-19 pandemic led to volatile supply and demand conditions across the Company's key global markets in the first quarter of 2020 which negatively affected the pricing and demand for its products, including within its foodservice distribution channel.

(2)Asset impairment and other (credits) charges, net for the quarter ended April 2, 2021 primarily related to an insurance recovery associated with damages to fixed assets in Guatemala caused by two hurricanes in the fourth quarter of 2020. Asset impairment and other (credits) charges, net for the quarter ended March 27, 2020 included (1) a $4.0 million insurance recovery related to a voluntary recall of vegetable products in 2019, (2) a $1.3 million charge relating to a settlement with the California Air Resource Board (refer to the Form 10-K for the year ended January 1, 2021 for further information on this matter), and (3) a $0.9 million impairment of property, plant, and equipment incurred in connection with the relocation of a facility in California.

(3)Gain on disposal of property, plant and equipment, net for the quarter ended April 2, 2021 primarily related to a $2.4 million gain on the sale of a refrigerated vessel. Gain on disposal of property, plant and equipment, net for the quarter ended March 27, 2020 primarily related to a gain on the sale of marine equipment.

(4)Other adjustments for the quarter ended March 27, 2020 related to estimated trade receivable credit losses, reflected in selling, general, and administrative expenses, primarily associated with the Company's foodservice customer base as a direct result of the COVID-19 pandemic.

(5)Tax effects are calculated in accordance with ASC 740, Income Taxes, using the same methodology as the GAAP provision of income taxes. Income tax effects of non-GAAP adjustments are calculated based on the applicable statutory tax rate for each jurisdiction in which such charges were incurred, except for those items which are non-taxable for which the tax provision (benefit) was calculated at 0%. Certain non-GAAP adjustments were subject to valuation allowances and therefore were calculated at 0%. The quarter ended March 27, 2020 also includes a $1.7 million tax benefit associated with the Coronavirus Aid, Relief, and Economic Security ("CARES") Act.
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Fresh Del Monte Produce Inc.

Conference Call and Webcast Data
Fresh Del Monte will host a conference call and simultaneous webcast at 10:00 a.m. Eastern Time today to discuss the first quarter 2021 financial results and to review the Company’s progress and outlook. The webcast can be accessed on the Company’s Investor Relations home page at www.freshdelmonte.com. The call will be available for re-broadcast on the Company’s website approximately two hours after the conclusion of the call for a period of one year.
About Fresh Del Monte Produce Inc.
Fresh Del Monte is one of the world’s leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa and the Middle East. Fresh Del Monte markets its products worldwide under the DEL MONTE® brand (under license from Del Monte Foods, Inc.), a symbol of product innovation, quality, freshness and reliability for over 125 years. The Company also markets its products under the MANNTM brand and other related trademarks. Fresh Del Monte Produce Inc. is not affiliated with certain other Del Monte companies around the world, including Del Monte Foods, Inc., the U.S. subsidiary of Del Monte Pacific Limited, Del Monte Canada, or Del Monte Asia Pte. Ltd.

Forward-looking Information
This press release contains certain forward-looking statements regarding the intent, beliefs or current expectations of the Company or its officers with respect to the Company’s plans and future performance, including (i) the impact of the COVID-19 pandemic and related restrictions on the Company operations and results, (ii) the Company’s ability to improve operational efficiency and control costs and (iii) the Company’s anticipated dividend payment. In this press release, these statements are preceded by, followed by or include the words “believes”, “expects”, “anticipates” or similar expressions with respect to various matters. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Fresh Del Monte’s actual plans and performance may differ materially from those in the forward-looking statements as a result of various factors, including (i) the impact of the COVID-19 outbreak on our business, suppliers, customers, consumers, employees, and communities, (ii) disruptions or inefficiencies in our operations or supply chain, including any impact of the COVID-19 outbreak, (iii) the duration and spread of the pandemic and related government restrictions and our ability to maintain the safety of our workforce, (iv) our ability to successfully execute our plan to stabilize our core business, diversify our business and transform our business to a value-added business, particularly in light of COVID-19, (v) the impact of governmental trade restrictions, including adverse governmental regulation that may impact our ability to access certain markets such as uncertainty surrounding the withdrawal of the United Kingdom from the European Union (often referred as Brexit), including spillover effects to other Eurozone countries, (vi) our anticipated cash needs in light of our liquidity and the impact of COVID-19 on our liquidity, (vii) the continued ability of our distributors and suppliers to have access to sufficient liquidity to fund their operations, (viii) trends and other factors affecting our financial condition or results of operations from period to period, including changes in product mix, consumer preferences or consumer demand for branded products such as ours; anticipated price and expense levels; the impact of crop disease, such as vascular diseases, one of which is known as Tropical Race 4, or TR4 (also known as Panama Disease), which can destroy banana crops and was recently discovered in Latin America banana plantations, severe weather conditions, such as flooding, or natural disasters, such as earthquakes, on crop quality and yields and on our ability to grow, procure or export our products; our ability to improve our existing quarantine policies and other prevention strategies, as well as find contingency plans, to protect our and our suppliers’ banana crops from vascular diseases; disruptions or issues that impact our production facilities or complex logistics network; the impact of prices for petroleum-based products and packaging materials; and the availability of sufficient labor during peak growing and harvesting seasons, (ix) the impact of pricing and other actions by our competitors, particularly during periods of low consumer confidence and spending levels, (x) the impact of foreign currency fluctuations, (xi) our plans for expansion of our business (including through acquisitions) and cost savings, (xii) our ability to successfully integrate acquisitions into our operations, (xiii) the impact of impairment or other charges associated with exit activities, crop or facility damage or otherwise, (xiv) the timing and cost of resolution of pending and future legal and environmental proceedings or investigations, (xv) the impact of changes in tax accounting or tax laws (or interpretations thereof), the impact of claims or adjustments proposed by the Internal Revenue Service or other taxing authorities in connection with our tax audits and our ability to successfully contest such tax claims and pursue necessary remedies, (xvi) the cost and other implications of changes in regulations applicable to our business, including potential legislative or regulatory initiatives in the United States or elsewhere directed at mitigating the effects of climate change, (xvii) damage to our reputation or brand names or negative publicity about our products, (xviii) exposure to product liability claims and associated regulatory and legal actions, product recalls, including the continuing impact of the 2019 Mann packing recall, or other legal proceedings relating to our business, (xix) our ability to successful implement our optimization program and to realize its expected benefits within the anticipated timeframe, and (xx) our ability to successfully manage the risks associated with international operations. All forward-looking statements in this press release are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements. The Company’s plans and performance may also be affected by the factors described in in Fresh Del Monte Produce Inc.’s Quarterly Report on Form 10-Q for the quarter ended April 2, 2021 and its Annual Report on Form 10-K for the year ended January 1, 2021, along with other reports that the Company has on file with the Securities and Exchange Commission.

For information, contact:
Christine Cannella
Vice President, Investor Relations
305-520-8433
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